Exhibit 99.1

The Scotts Miracle-Gro Company NEWS

ScottsMiracle-Gro Announces the Appointment of
Former TopBuild Corp CEO Gerald Volas to its Board of Directors
MARYSVILLE, Ohio (August 3, 2021) – The Scotts Miracle-Gro Company (NYSE: SMG), one of the world’s leading marketers of branded consumer lawn and garden as well as hydroponic and indoor growing products, announced that Gerald (Jerry) Volas has been named to its Board of Directors.
Mr. Volas served as Chief Executive Officer and a director of TopBuild Corp., a leading installer and distributor of insulation products, between June 2015 and December 2020.
“Jerry’s extensive operational leadership and experience with a wide-range of financial issues will be a benefit to our Company” said Jim Hagedorn, chairman and chief executive officer. “He is a seasoned professional and I am confident that his voice on the Board will help bring continued value for our shareholders. On behalf of all the directors, I welcome him to the Board.”
Prior to his tenure at TopBuild Corp, Mr. Volas was employed by Masco Corporation, one of the world’s leading manufacturers of brand-name products for the home improvement and new home construction industries, in various positions of increasing responsibility, between 1982 and June 2015. These roles include Group Executive responsible for almost all of Masco’s operating companies between February 2005 and June 2015; President of Liberty Hardware, a Masco operating company, between April 2001and February 2005; as a Group Controller supporting a variety of Masco operating companies between January 1996 and April 2001. In addition, Mr. Volas held progressive financial roles including Vice President/Controller at BrassCraft Manufacturing Company, a Masco operating company, between May 1982 to January 1996.
He is a Certified Public Accountant. He received a Bachelor of Business Administration degree from the University of Michigan.
Mr. Volas will serve on the Company’s Audit Committee and Finance Committee with a term that expires in 2023.
About ScottsMiracle-Gro
The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are among the most recognized in the industry. The Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in the U.S. and certain other countries by Scotts and owned by Monsanto. We maintain a minority interest in TruGreen®, the largest residential lawn care service business, and in Bonnie Plants®, the largest marketer of edible gardening plants in retail channels.  The Company’s wholly-owned subsidiary, The Hawthorne Gardening

Exhibit 99.1
Company, is a leading provider of nutrients, lighting and other materials used in the indoor growing and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.
Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
937-578-5622